Exhibit 10.1

September 2023

Scott Huckins

Dear Scott,

On behalf of Reynolds Consumer Products, it is my pleasure to confirm our offer of employment to you for the position of Chief Financial Officer at our Lake Forest, IL facility, reporting to me. Everyone who participated in the selection process is excited about you joining the Reynolds Consumer Products family.

Reynolds Consumer Products (RCP) is a leading provider of household products that simplify daily life so you can enjoy what matters most. While our products have been trusted by generations, we are a young, innovative company where employees can make an impact. We have worked together to build a company that is trusted by our customers, vendors, and employees, and especially, by the people who use our products. As a future member of the RCP family, we look forward to you making a difference and influencing the future of our company.

Our desire to have you join us is demonstrated by this comprehensive Total Rewards Package including but not limited to Compensation, Benefits & Paid Time Off, Individual Growth and Work Environment:

Compensation:

•	Base Salary: You will receive an annual base salary of $675,000, paid on a semi-monthly basis on the 15th and last day of each month.

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Sign-on Bonus: In addition, you will receive a cash sign-on bonus of $500,000. This amount will be paid out no later than 12/31/2023 provided that you sign the enclosed promissory note (which can be returned with the signed copy of this offer letter per the instructions below). In addition, effective 12/1/2023, you will receive a grant of Restricted Stock Units with a grant date fair value of $1,500,000 which vests ratably over 3 years on 12/1/2024, 12/1/2025 and 12/1/2026 respectively. A separate email will be sent from E*TRADE with your award document shortly after 12/1/2023. You will be required to review and accept your awards on E*TRADE.

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Annual Incentive Plan (AIP): In addition to your base salary, you will be eligible to participate in the Reynolds Consumer Products AIP in a target amount equal to 75% paid annually. Your participation for 2023 will be prorated based on your start date. The AIP is a discretionary program with payments contingent upon company performance as well as you remaining continuously employed up to and including the incentive plan payout date.

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Long Term Incentive Plan (LTIP): In addition to the AIP, you will be eligible to participate in the LTIP with a 190% target starting in February 2024. The LTIP is a discretionary program designed to reward sustained financial performance. The LTIP will be split evenly between Restricted Stock and Performance Stock Units and further details will be provided upon your acceptance of the offer.

Based on the above, your Target Compensation is as follows:

Base Salary	AIP %	AIP $	Target Total Cash	LTIP %	LTIP $	Total Target Direct Comp
$675,000	75%	$506,250	$1,181,250	190%	$1,282,500	$2,463,750

•	Pay Equity: RCP is committed to ensuring fair and equitable compensation practices, maintaining competitive salaries, and upholding a diverse and inclusive workplace.

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Deferred Compensation Program: Based on your role, you are eligible to participate in Reynolds Consumer Products’ Nonqualified Deferred Compensation Plan. The company may make contributions to the Deferred Compensation Plan on your behalf and these contributions are made during the first quarter of the following year for the previous year’s participation. You will be eligible for company contributions if you are actively employed on December 31 of the plan year. The company will match up to a maximum of 6% of total eligible earnings between the 401(k) Plan and the Nonqualified Deferred Compensation Plan. Additional details on this program are attached.

Employment Agreement:

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Due to the nature of your position, you will be required to sign an Employment Agreement and a Restrictive Covenant Agreement upon your hire. Copies of the agreements are enclosed for your review and signature.

Benefits and Paid Time Off:

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Health & Welfare Benefits: Our RCP Healthy Life Benefit Program provides health, vision, and dental benefits coverage on your first day of employment. Please remember to make your benefit elections within 30 days of eligibility. We also provide company paid life, accidental death & dismemberment, short-term disability, and long-term disability coverage. You may purchase additional plan coverage during your enrollment period.

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Wellness Program: We encourage our employees to live a healthy lifestyle and provide the RCP Healthy Life Wellness Program to our employees and their families in line with this belief. We support many wellness initiatives because we care about our employee’s physical, financial, and mental wellbeing. You can directly impact your health insurance premium rates by participating in wellness activities.

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Retirement Benefits: We believe that health and wealth go hand in hand – now and when you retire. To ensure you are doing everything today to plan for an enjoyable retirement, you will have the opportunity to contribute to the 401(k) Retirement Plan for Reynolds Consumer Products. RCP will automatically open a 401(k) account for you and will match your contributions at 100% of the first 6% of pay you contribute to the plan through salary deferral each pay period. In addition, RCP will also make an Employer Retirement Income Contribution (ERIC) equal to 2% of your pay in January following the plan year, if you are an active participant on the last day of the plan year.

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Vacation and Holidays: We recognize that you will work hard to make your mark and we want you to have the opportunity to play hard or simply enjoy some rest and relaxation. You will be eligible for 20 days of paid vacation and two (2) paid floating holidays that will be pro-rated based on your hire date. In addition, the company recognizes nine paid (9) holidays.

Individual Growth: At RCP, you drive your career! We believe people make the difference for RCP and encourage employees to take charge of their own learning and career path. Quarterly feedback sessions are just one avenue to have meaningful, impactful conversation between managers and employees. Other employee programs include the new hire peer resource, mentoring, talent development and succession planning initiative, virtual and in person training opportunities and more.

Work Environment: While we are passionate about achieving our goals, our work environment is just as important as the products we make. Because families are the priority, we put safety first, always. We strive for top quality and service to maintain the trust in our brand equity. Ethics and integrity are extremely important to us. RCP believes a diverse, equitable and inclusive organization will enhance the sense of belonging for all employees as well as add value for our customers, shareholders, and communities in which we operate. We are committed to building a respectful workplace, educating our employees, and integrating DE&I with our overall business strategy.

Next Steps: This offer is contingent upon the execution of the Employment Agreement, Restrictive Covenant Agreement, and successful completion of a pre-employment drug screen and background check. The drug screen must be completed within 72 hours of acceptance of the offer package and specific instructions for completing the drug screen will be communicated once the signed offer is received.

In accordance with federal law, you will be required to furnish documentation that establishes your identity and eligibility for employment in the United States. A list of acceptable documents is included in this packet; please review this list and bring appropriate documents with you on your first day.

Scott, we are pleased to extend this offer of employment to you and look forward to you joining the RCP or family where you will have the opportunity for new and exciting challenges. We believe that your experience and skills will be valuable as we strive to build upon our success as an industry leader.

If you choose to accept this offer, please acknowledge your acceptance by signing below (including initialing all pages of the letter) and signing the Employment Agreement, Restrictive Covenant Agreement, and promissory note. Return all signed documents to Valerie Miller at Valerie.Miller@ReynoldsBrands.com on Monday, September 18th.

If you have any questions, please feel free to contact the Valerie Miller.

Kind Regards,

Lance Mitchell

Chief Executive Officer

Reynolds Consumer Products

cc: Valerie Miller

I accept Reynolds Consumer Products’ offer of employment as outlined in this letter. I understand that this employment arrangement is considered “at-will” and may be terminated either by me or by the company at any time with or without cause, and that this at-will employment relationship may only be altered by a written contract signed by the CEO expressly stating that my employment is not at-will.

/s/ Scott Huckins

Scott Huckins

September 15, 2023

Date

Reynolds Consumer Products...a World of Opportunities!